                           ASSET ACQUISITION AGREEMENT

                                 March   , 2000

         The parties to this agreement are ______________, a ____________ corporation ("Transferor"), the parties listed on exhibit I (collectively, the "Stockholders"), TISI Holdings, Inc., a Delaware corporation ("TISH"), which is a wholly-owned subsidiary of TOIC (hereafter defined) and The Official Information Company, a Delaware corporation ("TOIC").

         Transferor operates the business of pre-employment investigation and screening (the "Business"). [Transferor also operates the business of civil recovery and refund checking (the "Excluded Business")]. The parties have agreed upon the transfer to TISH of substantially all of Transferor's business and assets relating to the Business, on the terms set forth in this agreement. The affiliates of Transferor listed on exhibit II (the "Affiliates") have entered into acquisition agreements with TISH on the date hereof (the "Affiliate Acquisition Agreements") whereby either the assets or stock of each of the Affiliates will be transferred to TISH on the terms set forth in the respective Affiliate Acquisition Agreements.

         TOIC owns all of the outstanding shares of capital stock of Total Information Services, Inc., an Oklahoma corporation ("TISI"), which, among other things, conducts a business similar to the Business. In connection with the transactions contemplated by this agreement, TOIC is transferring and contributing all of such shares of TISI to TISH.

         Accordingly, it is agreed as follows:

         1. Transfer and Acquisition of Assets.

              1.1 Assets to be Transferred and Acquired. At the closing referred to in section 3, Transferor shall assign and transfer to TISH, and TISH shall acquire from Transferor, all of Transferor's business and assets as they exist on the Closing Date referred to in section 3, but excluding solely the Excluded Assets referred to in section 1.2 (the assets to be sold and assigned to TISH being referred to collectively as the "Assets"). The Assets include, but are not limited to, the following (subject to section 1.2):

                   (a) the databases (and all of Transferor's rights to the information contained therein) used in connection with the Business and all computer software and all trademarks, trade names, patents, trade secrets and logos (including registrations and applications for registration of any of them) now or previously used by Transferor in connection with the Business, including those listed on schedule 4.11, together with the good will of the business associated with those trademarks, trade names, patents, trade secrets and logos; all of Transferor's rights in copyrights that relate to the Business (including registrations and

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applications for registration of any copyrights); and all other intangible property and proprietary rights that relate to the Business;

                   (b) all of Transferor's rights under agreements, commitments, orders and leases, to the extent that they relate to the Business and remain unperformed or unfulfilled on, or by their terms continue after, the Closing Date, including, but not limited to all of Transferor's rights under (i) the agreements, commitments, orders and leases listed on schedule 4.8 (except as otherwise provided on that schedule), (ii) all other agreements, commitments and orders that were entered into prior to the date of this agreement in the ordinary course of business and were not required to be referred to on schedule
4.8 and (iii) all other agreements, commitments and orders that are entered into after the date of this agreement in the ordinary course of business and consistent with section 6.2;

                   (c) all of Transferor's office supplies, stationery, forms, labels, and similar supplies that relate to, or are used in, the Business;

                   (d) all files and other records and data relating to the operations of the Business;

                   (e) all equipment (including computers and office equipment), vehicles, furniture, fixtures, supplies, leasehold improvements and improvements on land, and all other tangible personal property and fixed assets, wherever located, that are owned by Transferor and used in or relate to the Business;

                   (f) all of Transferor's accounts receivable arising out of the operation of the Business;

                   (g) all of Transferor's prepaid expenses, deposits and other current assets relating to the Business;

                   (h) all of Transferor's claims against third parties arising out of the operation of the Business;

                   (i) all of Transferor's rights to the post office boxes, telephone numbers and facsimile numbers used in the Business;

                   (j) all real property, easements, rights-of-way and leasehold and other interests in real property, buildings and improvements owned, leased or used by Transferor in connection with the Business, including, but not limited to, to properties listed on schedule 4.4(c); and

                   (k) all of Transferor's rights with respect to Internet domain names and web sites and the content of web sites that relate to the Business.

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              1.2 Excluded Assets. The following assets shall be retained by
Transferor and shall not be assigned or transferred to TISH (the "Excluded Assets"):

                   (a) all cash, cash investments, certificates of deposit, commercial paper, treasury bills and notes, money market accounts and other marketable securities except to the extent required to maintain current assets at a level equal to current liabilities, as contemplated under section 2.3;

                   (b) Transferor's rights under any agreement, commitment or order as to which consent to assignment is required but has not been obtained or which is indicated on schedule 4.8 as not being assigned to TISH , subject to any benefit given to TISH under section 6.4;

                   (c) the assets referred to on schedule 1.2(c), [which schedule will refer to income tax returns and financial statements, minute books and stock records; assets relating to Transferor's other lines of business [including the Excluded Business], if any];

                   (d) all loans or other receivables due from any Stockholder or affiliate thereof; and

                   (e) all the shares of capital stock held by Transferor in United States Mutual Association, Inc.

         2. Purchase Price.

              2.1 Amount of Consideration. As full consideration for the Assets:

                   (a) at the closing, TISH shall pay to Transferor, by wire transfer of immediately available funds, the sum of $______, subject to adjustment as provided in section 2.3, which shall be payable as follows: (i) $_______ to Transferor, (ii) $_____ into a trust account established by Transferor and the Affiliates pursuant to an agreement of even date herewith, as more fully described on exhibit III, and (iii) $_____ to the escrow agent under an escrow agreement in the form of exhibit IV ("Escrow Agreement");

                   (b) at the closing, TISH shall cause to be issued to Transferor ____ shares of Class B Non-Voting Common Stock of TISH and ____ shares of Class C Non-Voting Common Stock of TISH as more fully described on exhibit V (collectively, the "TISH Shares");

                   (c) at the closing, TISH shall assume, and agree to pay, perform and discharge solely (the "Assumed Liabilities"):

                        (i) all accounts payable and accrued expenses incurred in the ordinary course of business, solely if and to the extent reflected or reserved for on the Closing Balance Sheet;

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                        (ii) all obligations under the agreements, commitments
and orders relating to the Business that are assigned to TISH pursuant to section 1.1, in each case to the extent that they relate to the period after the Closing Date or are liabilities fully reserved on the Closing Balance Sheet;

                        (iii) any Unknown Report Claim (as defined in section 4.6); and

                        (iv) all other obligations or liabilities disclosed to TISH in a schedule hereto, fully reserved on the Closing Balance Sheet or otherwise specifically disclosed to TISH through the delivery of a written statement prior to the date hereof describing such liability, but in no event any liability described in section 2.4(c), (d), (f) or (g).

              2.2 Distributions. Transferor and the Stockholders acknowledge that they have instructed TISH to make the cash payments and to cause the TISH Shares to be issued in the manner provided in section 2.1 and TISH bears no responsibility with respect to the further distribution of such payments or TISH Shares.

              2.3 Working Capital Minimum.

                   (a) Within 90 days of the Closing Date, TISH shall cause to be delivered to Transferor a statement of assets and liabilities of Transferor, reflecting the Assets and the Assumed Liabilities (the "Closing Balance Sheet") prepared on an accrual basis in accordance with generally accepted accounting principles as of the close of business on the Closing Date. If the sum of the current liabilities of Transferor shown on the Closing Balance Sheet is greater than the sum of the current assets of Transferor shown on the Closing Balance Sheet, Transferor shall pay in cash to TISH the amount that the sum of the current liabilities exceeds the sum of the current assets (the "Adjustment Amount"), with such payment to be made within 30 days of the final determination of the Adjustment Amount. In the event that the sum of the current assets of Transferor shown on the Closing Balance Sheet is greater than the sum of the current liabilities of Transferor shown on the Closing Balance Sheet, TISH shall pay in cash to Transferor the amount that the sum of the current assets exceeds the sum of the current liabilities (the "Reverse Adjustment Amount") with such payment to be made within 30 days of the final determination of the Reverse Adjustment Amount.

                   (b) Within 30 days after the Transferor's receipt of the Closing Balance Sheet, Transferor may deliver to TISH a written statement setting forth any disagreements of Transferor with any of the information contained in the Closing Balance Sheet that affects the determination of the Adjustment Amount (or the Reverse Adjustment Amount). If Transferor does not submit such a statement within the 30-day period, then the Adjustment Amount (or the Reverse Adjustment Amount), if any, as determined in accordance with the Closing Balance Sheet, shall be final and binding on the parties. If TISH and Transferor do not resolve the disagreements within 15 days after delivery of the written statement by Transferor, a firm of independent certified public accountants, whose decisions on the matter shall be binding and whose fees and expenses shall be borne 50% by Transferor and 50% by TISH , shall be designated by agreement between them; if they fail to agree on the firm to decide the matter within an additional 10 days, the accountants shall be selected by the president of the American Institute of Certified Public Accountants. Each party shall allow the other party reasonable access to all information reasonably requested by such other party to prepare the Closing Balance Sheet or the Transferor's statement hereunder, as the case may be.

              2.4 Limitation on Assumption of Liabilities. Except as provided in section 2.1(c), TISH shall not assume, and shall not have any liability for, any liability or obligation of Transferor, and Transferor shall pay, perform and discharge all such liabilities and obligations. Without limiting the generality of the preceding sentence, TISH shall not assume or be responsible for (a) any liability or obligation arising out of any claim, litigation or proceeding, or any lease, commitment or other agreement, relating to the operation of the Business or the Real Property (as hereafter defined) or the occurrence of any event or the existence of any condition prior to the Closing Date, except to the extent provided in section 2.1(c), (b) any liability or obligation to any employee of Transferor for compensation or benefits (including vacation and severance pay) incurred or accrued on or prior to the Closing Date, except to the extent provided in section 2.1(c), (c) any deferred compensation obligation or any liability or obligation of Transferor arising out of or in connection with any employee benefit plan maintained by, contributed to or sponsored by an ERISA Affiliate (as defined in section 4.15(a)) or any Plan (as defined in section 4.15(a)), or any other liability or obligations for employee post-retirement life insurance or health care benefits to employees of Transferor who do not become active employees of TISH or an affiliate of TISH,
(d) any liability or obligation of Transferor or the Stockholders for taxes of any kind, (e) any payable or other liability to any Stockholder or other affiliate of Transferor (other than accrued payroll obligations incurred in the ordinary course and fully accrued on the Closing Balance Sheet), (f) any indebtedness for borrowed money or other financial indebtedness, including indebtedness to a bank, and any interest or penalties with respect to obligations for borrowed money, (g) legal, accounting, brokerage or finders fees, sales, income or other taxes or other expense of Transferor in connection with this agreement or the transactions contemplated hereby or (h) any other liability or obligation of any kind relating to the operations of the Business, or the occurrence of any event on or before the Closing Date, whether that liability is known or determined as of the Closing Date or unknown or undetermined as of that date, except to the extent provided in section 2.1(c).

              2.5 Cancellation of Affiliate Payables and Receivables. Immediately prior to the closing, any payable or other liability to, or receivable or other asset due from, a Stockholder, any affiliate of a Stockholder, or any Affiliate will be canceled without any cost or adverse consequence to Transferor.

         3. Closing. The closing under this agreement shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, on March 15, 2000. The date on which the closing is held is referred to in this agreement as the "Closing Date". At the closing, the parties shall execute and deliver the documents referred to in section 8. If the closing has not occurred on or prior to June 30, 2000, either party may terminate this agreement by notice to the other; upon such termination, neither party shall have any liability arising out of this agreement other than any liability resulting from its breach of or misrepresentation under this agreement prior to termination.

         4. Representations and Warranties by Transferor and Stockholders. Transferor and the Stockholders jointly and severally represent and warrant to TISH and TOIC that, as of the date hereof:

              4.1 Transferor's Organization, Authority and Ownership. Transferor is a corporation duly organized, validly existing and in good standing under the law of the State of ________________ and has the full corporate power and authority to enter into and to perform this agreement and to carry on its business as it currently is being conducted. Transferor is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on schedule 4.1, which is each jurisdiction in which it owns, leases or operates property or is otherwise required to be qualified, except where the failure to be so qualified would not have a material adverse effect on the Business. The Stockholders own of record and beneficially, in the aggregate, all outstanding capital stock of Transferor, and no other party has any equity or other similar interest in Transferor. Transferor does not have any equity or other similar interests in any entity (other than United States Mutual Association, Inc.).

              4.2 Authorization of Agreement. The execution, delivery and performance of this agreement by Transferor have been duly authorized by all requisite corporate action of Transferor. This agreement constitutes, and the Escrow Agreement, stockholders agreement and employment agreements referred to in sections 2.1(a)(iii), 6.8 and 6.9 (the "Closing Documents") when executed at the closing will constitute, the valid and binding obligation of Transferor and each Stockholder and is enforceable against Transferor and each Stockholder in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              4.3 Consents of Third Parties. Subject to receipt of the consents and approvals referred to on schedule 4.3, the execution, delivery and performance of this agreement and Closing Documents by Transferor and each Stockholder will not (i) conflict with the certificate of incorporation or by-laws of Transferor; (ii) conflict with, or result in the breach or termination of, or constitute a default under, any agreement, lease, commitment, order or other instrument (including, without limitation, those listed on schedule 4.8), or any order, judgment or decree, to which Transferor or any Stockholder is a party or by which Transferor or any Stockholder is bound; (iii) constitute a violation by Transferor or any Stockholder of any law or regulation applicable to it or him; or (iv) result in the creation of any lien, charge or encumbrance upon any of the properties or assets to be sold to TISH under this agreement. Except as set forth on schedule 4.3, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of Transferor or any Stockholder or their respective affiliates in connection with the execution, delivery and performance of this agreement. In this regard, the Transferor and each Stockholder have executed and delivered to TISH the affidavit attached to this agreement as
Exhibit VI.

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              4.4 Title to Assets and Related Matters; Condition of Assets.

                   (a) Transferor has, and at the closing TISH will receive, valid title to all of the assets intended to be sold to TISH pursuant to this agreement, free and clear of any claim, lien, or encumbrance, except for the lien, if any, of current taxes not yet due and payable, and any other lien disclosed on schedule 4.4(a). The Assets include all of the assets reflected on the balance sheet as of December 31, 1999 referred to in section 4.5, except for the Excluded Assets and items sold, transferred or otherwise disposed of since that balance sheet date in the ordinary course of business and substantially consistent with past practice.

                   (b) Except for the Excluded Assets, the Assets include all of the assets (tangible and intangible) necessary for, or used in, the conduct of the Business in the manner in which it has been conducted by Transferor and those assets (together with TISH's replacements for the Excluded Assets) will be sufficient to enable TISH to conduct the Business in the manner in which it has been conducted by Transferor. Except for the Excluded Assets, no assets, tangible or intangible, of Transferor or any affiliate of Transferor are being used in the Business that are not being sold and transferred to TISH under this agreement.

                   (c) Schedule 4.4(c) contains a list of all real properties owned or leased by Transferor with respect to the Business. Transferor enjoys peaceful and undisturbed possession under all real property leases covering premises used in the conduct of the Business, and all such real property leases are valid and subsisting and in full force and effect. Except as set forth on schedule 4.4(c), all improvements on the real properties used by Transferor in connection with the Business are in accordance in all material respects with all applicable laws, ordinances, regulations and orders, including, but not limited to, those applicable to zoning, environment and the establishment and maintenance of working conditions for labor. All of the buildings and structures leased to or owned by Transferor in connection with the Business are, in all material respects, in good condition and are adequate and suitable for their present uses and purposes, and, except as otherwise disclosed on schedule 4.4(c), the transactions contemplated by this agreement will not adversely affect the right of TISH to use those properties for the same purpose and to the same extent after the Closing Date as they were being used by Transferor prior to the date of this agreement. To Transferor's and Stockholders' knowledge, there are no interior or exterior material structural defects or other material defects in the improvements or any material defect in the plumbing, electrical, mechanical, heating, ventilating or air-conditioning systems or other systems. To Transferor and Stockholder's knowledge, all such systems are, in all material respects, in good working order, and all roofs and basements are, in all material respects, in good condition and free of leaks.

                   With respect to the real property owned by Transferor, (i) Transferor has delivered to TISH a copy of any title insurance policies and surveys for such property in Transferor's possession, (ii) Transferor has good and marketable fee simple title thereto and owns all improvements (including buildings and other structures) thereon, subject only to liens and encumbrances set forth on schedule 4.4(c) and such other liens as do not materially interfere with the operation of the real property or adversely affect the marketability or value of the real property, (iii) Transferor has full and exclusive right, power and authority to convey fee simple

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title to the properties owned by Transferor. To the Transferor's or the
Stockholders' knowledge, except as disclosed on Schedule 4.4(c), there are no:
(A) pending or contemplated annexation, condemnation or similar proceedings affecting, or which may affect, the real property, (B) proposed or pending proceedings to change or redefine the zoning of the real property, (C) proposed changes in roads which may adversely affect ingress to or egress from the real property, or (D) proposed or pending special assessments affecting the real property or any penalties or interest due with respect to real estate taxes assessed against the real property that are payable by Transferor as all taxes applicable to the real property have been paid in full, except taxes for the current year, which are not yet due and payable.

                   (d) Schedule 4.4(d) contains a complete list of all equipment (including computers and office equipment), furniture, vehicles, and other tangible assets used in the Business that had an original cost for any individual item of more than $1,000.

                   (e) To Transferor's and Stockholders' knowledge, all of the tangible assets to be purchased by TISH under this agreement are, in all material respects, in good operating condition and in good condition of maintenance and repair, subject to normal wear and tear, and are suitable for continued use in the normal course of business.

              4.5 Financial Statements. Schedule 4.5 contains financial statements consisting of (i) balance sheets of Transferor as of December 31, 1997 and December 31, 1998 and the related statements of income and cash flows for the 12 month periods then ended, including all related notes thereto [with the report of _______]; and (ii) a balance sheet of Transferor as of December 31, 1999 and the related statements of income and cash flows for the 12 month period then ended. Except as set forth on schedule 4.5, all such financial statements have been prepared on an accrual basis or a cash basis, as indicated in such financial statements, and fairly present the financial position (on a cash or accrual basis, as applicable) of the Business as of the dates indicated and the results of operations of the Business for the periods indicated. All such financial statements have been prepared in accordance with Transferor's books and records and show all income and expenses attributable to the Business during the respective periods covered by them. All of Transferor's books of account relating to the Business have been exhibited or made available to TISH , and those books of account accurately record all transactions of the Business during the respective periods covered by them. All of the accounts receivable reflected on the balance sheet as of December 31, 1999 arose from, and all of the accounts receivable as of the Closing Date will have arisen from, bona fide transactions in the ordinary course of business and, except as disclosed on schedule 4.5, none of them is or will be subject to any defense, counterclaim or setoff and all of such accounts receivable shall be collectible within 90 days after such obligations arose in their full recorded amounts, subject to any reserves therefor reflected on the balance sheet as of December 31, 1999 or the Closing Balance Sheet, respectively.

              4.6 Undisclosed Liabilities. Except to the extent reflected on the balance sheet as of December 31, 1999 referred to in section 4.5 or reflected in the notes to that balance sheet or otherwise disclosed on a schedule to this agreement, Transferor does not, and on the Closing Date will not, have any liability or obligation of any kind relating to the Business, whether accrued, absolute, contingent or otherwise, other than (a) liabilities and obligations under orders, commitments, agreements and leases entered into in the ordinary course of business (which, to the extent required by section 4.8, are referred to on schedule 4.8) and (b) other liabilities and obligations that arose in the ordinary course of the Business and are not material in amount. Notwithstanding the foregoing, any liability resulting from a claim asserted by any individual against TISH after the closing with regard to a negative report issued by Transferor in the ordinary course of business prior to the closing shall not be considered an undisclosed liability (but shall instead be deemed an "Assumed Liability" for all purposes of this Agreement), so long as such assertion of a claim was not known by Transferor to exist prior to the closing ("Unknown Report Claim").

              4.7 Absence of Certain Changes. Since December 31, 1999, Transferor has operated the Business in the ordinary course and consistent with past practices, and, except as set forth on schedule 4.7:

                   (a) Transferor has not entered into any transaction or incurred any liability or obligation with respect to the Business that was unusual in nature or amount or was entered into or incurred other than in the ordinary course of business;

                   (b) there has not been any material adverse change in the condition (financial or otherwise) or prospects of the Business, or in the assets to be acquired by TISH pursuant to this agreement;

                   (c) Transferor has not sold or transferred any assets (other than Excluded Assets) relating to or used in the Business other than in the ordinary course of business and other than assets that have been replaced with other assets of equal or greater value;

                   (d) Transferor has not (i) granted or agreed to grant any general increase in any rate or rates of salaries or compensation to employees or agents of the Business or any specific increase in the salary or compensation to any such employee or agent whose total salary and compensation after such increase would be at an annual rate in excess of $30,000, (ii) increased or amended any benefits of those employees or agents, (iii) amended, adopted or terminated any Plan, or (iv) entered into any employment, bonus, deferred compensation or any other agreement with any employee or agent;

                   (e) Transferor has not made any material change in the manner in which the Business has been operated or the accounting principles or practices employed by Transferor in connection with the Business, and no person who performed substantial services with respect to the Business during the twelve months preceding the date of this agreement is currently employed by or performing substantial services for any affiliate of Transferor;

                   (f) Transferor has not taken any action to accelerate collection of accounts receivable or to defer payment of liabilities, except in the ordinary course consistent with past practices; and

                   (g) to Transferor's and the Stockholders' knowledge, Transferor has not amended, terminated, canceled or compromised any material claim relating to the Business, or waived or allowed to lapse or terminate any other rights of substantial value to the Business.

              4.8 Lists of Agreements, etc. Schedule 4.8 contains, with respect to the Business, a true and complete list of: (a) all commitments and agreements for the purchase of materials or supplies or the receipt of services that involve an expenditure by Transferor of more than $10,000 for any one commitment or two or more related commitments; (b) all agreements relating to pre-employment investigation and screening services; (c) all leases or other rental agreements under which Transferor is lessee or lessor; (d) all license agreements under which Transferor is either licensee or licensor; (e) all collective bargaining agreements and all employ ment and consulting agreements and agreements with independent contractors that provide for compensation in excess of $10,000 a year; (f) all agreements between Transferor and any affiliate of Transferor (or any entity in which any of them has a material interest); (g) all commitments and other agreements limiting Transferor's freedom to engage in any line of business or to compete with any other person; and (h) all other agreements, commitments and orders to which Transferor is a party or by which it is bound that involve more than $10,000 or are otherwise material to the Business or the Assets. True and complete copies of the agreements, commitments and leases referred to on schedule 4.8 (if in written form and summaries thereof if in oral form) have been delivered or made available to TISH .

              4.9 Status of Agreements. Except as set forth on schedule 4.9, all leases, commitments and other agreements of Transferor were entered into in connection with and in the ordinary course of the Business and on an arm's length basis. Each of the agreements, commitments, orders and leases referred to in section 4.8 is presently in full force and effect in accordance with its terms and Transferor is not in default, and, to the knowledge of Transferor and the Stockholders, no other party is in default, under any agreement, commitment, order or lease referred to in section 4.8 and each of those agreements, commitments, orders and leases is valid and binding upon and enforceable against each of the parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general. To Seller's and Stockholder's knowledge, no party to any of the agreements, commitments, orders or leases referred to in section 4.8 has made, asserted in writing or has any defense, setoff or counterclaim under any of those agreements, commitments, orders or leases or has exercised any option granted to it to cancel or terminate its agreement, to shorten the term of its agreement, or to renew or extend the term of its agreement, and Transferor has not received any written notice to that effect.

              4.10 Litigation; Compliance with Laws. Except as set forth on schedule 4.10, within the past three years there has not been, and there is not currently, any claim, litigation, proceeding or governmental investigation pending or, to the knowledge of Transferor or the Stockholders, threatened, or any order, injunction or decree outstanding against or relating to Transferor with respect to the Business or any of the Assets. Subject to the last sentence of section 4.6, neither Transferor nor the Stockholders know of any basis for future claims, litigations, proceedings or investigations against Transferor with respect to the Business or any of the Assets. Transferor is not in violation, in any material respect, of any law, regulation, ordinance, or any other requirement of any governmental body or court, including the Fair Credit Reporting Act, arising out of the operation of the Business (including, without limitation, the use of the databases and any information contained therein and related software) and no written notice has been received by Transferor or any of its officers, directors or stockholders alleging any such violation.

              4.11 Intellectual Property. Schedule 4.11 contains a true and complete list of the trademarks, trade names, copyrights, patents, trade secrets, logos, computer software, databases, web sites, domain names and e-mail addresses (collectively, "Intellectual Property"), used by Transferor in the Business. Schedule 4.11 also contains a true and complete list of all patent, copyright, trademark, database and domain name registrations or registration applications that have been obtained or filed by Transferor anywhere in the world. Except as set forth on schedule 4.11, Transferor owns or possesses adequate licenses or other rights to use , free and clear of any claims, liens or encumbrances, each of the items of Intellectual Property listed on schedule
4.11 (including, without limitation, any information contained in the databases), and they constitute all the Intellectual Property necessary for the continued operation of the Business in a manner consistent with past practices.
Schedule 4.11 identifies which items of Intellectual Property are owned by Transferor and which items are used by Transferor under license. Except as set forth on schedule 4.11, (a) to the knowledge of Transferor and the Stockholders
(i) there is no violation by others of any right of Transferor with respect to its Intellectual Property, and (ii) Transferor is not, in connection with the Business, infringing upon any Intellectual Property or other rights of any third party, including, without limitation, by Transferor's use of the Intellectual Property; (b) no proceedings are pending or threatened, and no claim has been received by Transferor or the Stockholders alleging any such violation; (c) no royalty or similar fee of any kind is payable by Transferor for the use of any of the Intellectual Property; and (d) Transferor has not granted any person or entity any interest, as licensee or otherwise, in or to any one or more items of the Intellectual Property.

              4.12 Labor Matters. Except as set forth on schedule 4.12, with respect to the Business (a) Transferor is in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Transferor pending before the National Labor Relations Board, any state labor relations board or any court or tribunal and, to the knowledge of Transferor, none is or has been threatened in writing; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting Transferor and, to the knowledge of Transferor and the Stockholders, none is or has been threatened in writing;
(d) no grievance which might have a material adverse effect on the conduct of the Business or any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Transferor and the Stockholders, none is or has been threatened in writing; and (e) there is no workman compensation or similar claim pending or threatened. Except as set forth on schedule 4.12, to the knowledge of Transferor and the Stockholders, there has been no sexual harassment or similar claim against any employee of the Business and no employee of the Business has at any time within the three years preceding the date of this agreement asserted in writing against Transferor or any of its employees any claim of discrimination.

              4.13 Environmental Matters. With respect to the ownership and operation of the Business and any currently or formerly owned, operated or used real property, to the knowledge of the Stockholders, except as set forth on schedule 4.13:

                   (a) Transferor and all of the real property owned, leased or used by Transferor (the "Real Property") is in compliance in all material respects with all federal, state and local laws and regulations relating to injury to or pollution or protection of human health or the environment (the "Environmental Laws"), including the common law, environmental permits and laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, substances, petroleum and petroleum products (collectively, "Materials of Environmental Concern"), or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern;

                   (b) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge or disposal or threatened release of any Material of Environmental Concern, that could form the basis of any material claim against Transferor or the Real Property or could reasonably be expected to constitute a material violation by Transferor (or, after the closing, TISH) or is reasonably likely to require investigation, remediation or monitoring under the Environmental Laws, and neither Transferor nor any Stockholder has received any written notice of actual or potential liability under the Environmental Laws; and

                   (c) there are no underground storage tanks located on the Real Property, there are no friable asbestos-containing materials in or on the Real Property and no polychlorinated biphenyls (PCBs) are used or stored by Transferor at the Real Property.

              4.14 ERISA.

                   (a) Schedule 4.14 contains a true and complete list of all "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other bonus, profit sharing, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, individual employment, consulting, compensation, incentive, commission, payroll practices, retention, change in control, noncompetition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) established, maintained, sponsored, or contributed to (or with respect to which any obligation has been undertaken) by Transferor or any entity that would be deemed a "single employer" with the Transferor under section 414(b), (c) (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or section 4001 of ERISA (an "ERISA Affiliate") on behalf of any employee, consultant, director or shareholder of Transferor (whether current, former or retired) or their beneficiaries (each a "Plan" and, collectively, the "Plans"). With respect to each Plan, to the extent applicable, true and complete copies of the plan and documents (including amendments) and summary plan description, IRS Form 5500, if any, IRS determination letter and other material documents relating to the Plan have been delivered to TISH . None of the Company, any ERISA Affiliate, or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has or could reasonably be expected to have any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation any, "multiemployer plan" (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan.

                   (b) Each Plan complies in all material respects and has been maintained and operated in all material respects in compliance with its terms and applicable law, including, without limitation, ERISA and the Code. With respect to each of the Plans, except as set forth on schedule 4.14: (i) each Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the IRS to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the Closing Date that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (ii) all payments required by any Plan, any collective bargaining agreement or other agreement, or by law with respect to all periods through the closing shall have been made prior to the Closing Date to the extent due and payable on the Closing Date (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Company as applicable, by full accruals as if all targets required by such Plan had been or will be met at maximum levels) on its financial statements; (iii) no claim, lawsuit, arbitration or other action has been threatened, asserted or instituted against the Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Plans and the Company is unaware of any facts that could reasonably be expected to give rise to any such claim, lawsuit, arbitration, or other action; (iv) no "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Plan; (v) no Plan is under audit or investigation by the IRS, U.S. Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty and (vi) with respect to each Plan that is funded mostly or partially through an insurance policy, neither the Company nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing Date.

                   (c) Except as provided in schedule 4.14(c), the consummation of the transactions contemplated by this agreement will not give rise to any liability including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or shareholder of Transferor (whether current, former, or retired) or their beneficiaries solely by reason of such transaction or by reason of a termination of employment following such transaction. No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

                   (d) Neither the Company nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. No event, condition, or circumstance exists that could result in an increase of the benefits provided under any Plan based on the Plan documents from the level of benefits for the most recent fiscal year ended before the Closing Date; and none of Transferor, any ERISA Affiliate or officer or employee thereof, has made any legally binding promises or commitments to create any additional plan, agreement or arrangement, or to modify or change any existing Plan. Neither the Company nor any ERISA Affiliate has any unfunded liabilities pursuant to any Plan that is not intended to be qualified under
Section 401(a) of the Code. No event, condition, or circumstance exists that could reasonably be expected to prevent the amendment or termination of any Plan.

              4.15 Brokers and Finders. Neither Transferor nor any Stockholder has employed any broker or finder or incurred any liability (on its behalf or on behalf of others, including TISH) for any investment banking fees, brokerage fees or commissions or finders fees in connection with the transactions contemplated by this agreement.

              4.16 Transactions with Affiliates. Except as set forth on
schedule 4.16, Transferor is not, and since December 31, 1998, has not, engaged, with respect to the Business, in any transaction with any officer or director of Transferor, any of their family members, or any entity in which any of them has an interest.

              4.17 Permits and Licenses. Transferor has, and is in compliance, in all material respects, with, all permits, licences, franchises and other authorizations ("Licenses") necessary for the conduct of the Business, and all such Licenses are valid and in full force and effect. All Licenses held by Transferor that are material to the Business are listed on schedule 4.17.

              4.18 Taxes. Transferor has timely filed all federal, state and other tax returns required by law to be filed by it, and each of those tax returns is correct and complete in all respects. Transferor has paid, or made provision in its financial statements referred to in section 4.5 for payment of, all of its taxes accrued through the date of those financial statements, except that any accrued but unpaid taxes for 1999 and beyond are not reflected in financial statements prepared on a cash basis. There are no claims pending or threatened in writing against Transferor for past due taxes. All taxes that are or were required by law to be withheld or collected by Transferor have been duly withheld or collected and paid to the proper tax authority. Since its incorporation, Transferor has been an S corporation within the meaning of the Code.

              4.19 Insurance.

                   (a) Schedule 4.19(a) contains a complete list of all insurance policies relating to the Business under which Transferor is currently an insured, a named insured or otherwise the principal beneficiary of coverage. True and complete copies of all of those policies have been delivered or made available to TISH. Transferor has not received any notice that any of those insurance policies are not in full force and effect. Transferor is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under any those insurance policies. Transferor has not received any written notice of cancellation or intent to cancel any of those insurance policies. Transferor has paid all premiums due and payable with respect to those insurance policies.

                   (b) Schedule 4.19(b) sets forth a list of all claims of Transferor relating to the Business that are pending with any insurance company.

              4.20 Employees.

                   (a) Schedule 4.20 is a true and complete list of all current employees of Transferor or any of its affiliates who perform, or who at any time during the twelve months preceding the date of this agreement performed, substantial services with respect to the Business, which list identifies the name and position of each such employee, and the following compensation information for fiscal years 1997, 1998 and 1999: (a) annual base salary, (b) annual bonus, (c) commissions, (d) perquisites, (e) severance, (f) all other items of compensation and (g) date of birth and date of hire.

                   (b) Except as set forth on schedule 4.14, Transferor does not have any severance policy and no employee of the Business is entitled to any severance payment, either by law or by agreement, upon the termination of his or her employment. No employee of the Business is represented by any union or other collective bargaining agent and there are no collective bargaining or other labor agreements with respect to those employees.

                   (c) Except as set forth on schedule 4.20, no employee has threatened in writing, nor to the knowledge of Transferor or the Stockholders, intends to terminate his or her employment.

              4.21 Year 2000 Compliance. Except as set forth on schedule 4.21, the computer systems (including all work stations and other components) used in the Business both before and after the beginning of the year 2000, (i) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging, and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities, data storage, data fields, calculations, reports, processing, or any other input or output, (ii) have the ability to provide date recognition for any data element represented without a date, or whose year is represented by only two digits and the ability to automatically function into and beyond the year 2000 without human intervention, (iii) correctly interpret data, dates and time into and beyond the year 2000, (iv) have the ability not to produce non-compliance in existing information, nor otherwise corrupt such data, and (v) have the ability to successfully interface with internal and external applications or systems that have not yet achieved year 2000 compliance during the time in which the systems and such applications and systems co-exist.

              4.22 Customers. Schedule 4.22 contains a complete list of the twenty largest customers (measured by dollar volume in each case) of Transferor during each of the last three fiscal years and during the first month of the current fiscal year, showing, with respect to each, the name and address, dollar volume involved, and the percentage of each of Transferor's lines of business which each such customer represented. The Transferor is not required to provide any bonding or other financial security arrangements in connection with any transactions with any customers in the ordinary course of its business. Except as set forth on schedule 4.22, Transferor is not and within the last two years has not been engaged in any material disputes with its customers. To Transferor's and the Stockholders' knowledge, except as set forth on schedule 4.22, there has been no loss or threatened loss of any material customer nor is Transferor nor the Stockholders aware of any material customer which is considering termination, nonrenewal or any adverse modification of its arrangements with the Transferor before the closing or with TISH after the closing.

              4.23 No Misrepresentation. No representation or warranty by Transferor and the Stockholders in this agreement (including the schedules and exhibits to this agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this agreement (including the schedules and exhibits to this agreement) not misleading.

         5. Representations and Warranties by TISH. TISH and TOIC jointly and severally represent and warrant to Transferor and the Stockholders that, as of the date hereof:

              5.1 TISH 's Organization. TISH is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware and has full corporate power and authority to enter into and to perform this agreement. TISH is a wholly owned subsidiary of TOIC and was formed for the purpose of consummating the transactions contemplated under this agreement and the Affiliate Acquisition Agreements and has conducted no other business prior to the date hereof. TISH has delivered to Transferor a true and correct copy of the certificate of incorporation and bylaws of TISH. The capitalization of TISH immediately after the closing is set forth on schedule 5.1.

              5.2 Authorization of Agreement. The execution, delivery and performance of this agreement and the Closing Documents by TISH and TOIC have been duly authorized by all requisite corporate action of TISH and TOIC. This agreement constitutes, and the Closing Documents when executed will constitute, the valid and binding obligation of TISH and TOIC enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              5.3 Consents of Third Parties. The execution, delivery and performance of this agreement by TISH or TOIC will not (i) conflict with the certificate of incorporation or by-laws of TISH or TOIC, (ii) conflict with, result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which TISH or TOIC is a party by which it is bound, or (iii) constitute a violation by TISH or TOIC of any law or regulation applicable to it. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of TISH or TOIC in connection with the execution, delivery and performance of this agreement.

              5.4 Brokers and Finders. Neither TISH nor TOIC has employed any broker or finder or incurred any liability (on its behalf or on behalf of others, including Transferor) for any investment banking fees, brokerage fees or commissions or finders fees in connection with the transactions contemplated by this agreement, except for Veronis, Suhler & Associates, Inc. (the fees and costs of which shall be paid by TISH or TOIC).

              5.5 TISI.

                   (a) Simultaneously with the closing, TOIC shall transfer to TISH all of the outstanding shares of capital stock of TISI.

                   (b) TISI is a corporation duly organized, validly existing and in good standing under the law of the State of Oklahoma and has the full corporate power and authority to carry on its business as it currently is being conducted.

                   (c) Schedule 5.5(c) contains financial statements consisting of (i) balance sheets of TISI as of December 31, 1997 and December 31, 1998, and the related statements of income and cash flows for the 12 month periods then ended, including all related notes thereto, and (ii) a proforma balance sheet of TISI as of December 31, 1999 and the related proforma statement of income and cash flow for the 12 month period then ended (after giving effect to pending and completed acquisitions). Except as set forth on schedule 5.5(c), all such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of TISI as of the dates indicated and the results of operations of TISI for the periods indicated. All such financial statements have been prepared in accordance with TISI's books and records and show all income and expenses attributable to TISI's business during the respective periods covered by them. Except as set forth on schedule 5.5(c), as of December 31, 1999, TISI had not incurred any material liability other than as disclosed or reserved for on its proforma financial statements as of December 31, 1999 or in connection with contracts and other commitments, obligations and liabilities entered into or incurred in the ordinary course of business. Since December 31, 1999, there has been no material adverse change in the financial condition of TISI.

                   (d) Except as set forth on schedule 5.5(d), there is no claim, litigation, proceeding or governmental investigation pending or, to the best of the knowledge of TISH, threatened, or any order, injunction or decree outstanding against or relating to TISI or TISH which will or is likely to have a material adverse effect on TISI, TISH and their subsidiaries taken as a whole. TISH does not know of any basis for future claims, litigations, proceedings or investigations against TISI or TISH which is likely to have a material adverse effect on TISI, TISH and their subsidiaries taken as a whole. Neither TISI nor TISH is in violation, in any material respect, of any law, regulation, ordinance, or any other requirement of any governmental body or court, including the Fair Credit Reporting Act, arising out of the operation of its business, and no notice has been received by TISI or TISH or any of their respective officers or directors alleging any such violation, in any case where such violation or alleged violation is likely to have a material adverse effect on TISI, TISH and their subsidiaries taken as a whole.

                   (e) At the closing, the TISH Shares to be issued will be duly authorized and validly issued fully paid and nonassessable and free and clear of all claims, liens and encumbrances, and the percentage ownership of each of the shareholders shall be as provided on schedule 5.1.

              5.6 Year 2000 Compliance. The computer systems (including all work stations and other components) used in TISI's business, before and after the beginning of the year 2000, (i) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging, and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities, data storage, data fields, calculations, reports, processing, or any other input or output, (ii) have the ability to provide date recognition for any data element represented without a date, or whose year is represented by only two digits and the ability to automatically function into and beyond the year 2000 without human intervention, (iii) correctly interpret data, dates and time into and beyond the year 2000, (iv) have the ability not to produce non-compliance in existing information, nor otherwise corrupt such data, and (v) have the ability to successfully interface with internal and external applications or systems that have not yet achieved year 2000 compliance during the time in which the systems and such applications and systems co-exist.

              5.7 No Misrepresentation. No representation or warranty by TISH or TOIC in this agreement (including the schedules and exhibits to this agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this agreement (including the schedules and exhibits to this agreement) not misleading.

         6. Further Agreements of the Parties; Nondisclosure and
Confidentiality.

              6.1 Access to Information. Prior to the closing, TISH and its representatives may, upon reasonable request during normal business hours, make such investigation of the Real Property, assets and operations of the Business as it may desire, and Transferor shall give to TISH and to its counsel, accountants and other representatives, upon reasonable notice, full access during normal business hours throughout the period prior to the closing to all of the Real Property, assets, books, commitments, agreements, records and files of Transferor relating to the Business and the Real Property and Transferor shall furnish to TISH during that period all documents and copies of documents and information concerning the Business and the Real Property as TISH reasonably may request. TISH shall hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the transactions contemplated by this agreement are not consummated for any reason, shall return to Transferor all such information and documents and any copies as soon as practicable, and shall not disclose or use any such information (that has not previously been disclosed by a party other than TISH ) to any third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process. TISH 's obligations under this section shall survive the termination of this agreement.

              6.2 Conduct of the Business Pending the Closing. Until the closing, Transferor and the Stockholders shall operate the Business in the ordinary course in a manner consistent with past practices and:

                   (a) Transferor shall promptly notify TISH in writing of, and furnish any information that TISH reasonably may request with respect to, (i) any claim, litigation, proceeding or governmental investigation threatened in writing by or against Transferor relating to the Business or any material development with respect to any such claim, litigation, proceeding or governmental investigation, (ii) the occurrence of any event or the existence of any state of facts that would result in any of the Transferor's representations and warranties not being true as of the Closing Date, and (iii) any other occurrence of any kind materially adversely affecting the Business or the Assets;

                   (b) Transferor shall not (i) grant or agree to grant any general increase in the rates of salaries or compensation of its employees, or any specific increase to any such employee whose total salary or compensation after the increase would be at an annual rate in excess of $30,000, or any increase or amend any benefits of employees or agents of the Business (including, without limitation, increase in the pension, retirement or other employment benefits of the employees of the Business, (ii) amend, adopt or terminate any Plans or (iii) enter into any employment, bonus, deferred compensation or any other agreement with any employee or agent;

                   (c) Transferor shall use reasonable efforts, consistent with its past practices, (i) to preserve the business organization of the Business intact and to preserve the goodwill and business of those having business relations with the Business, (ii) to retain the services of the employees of the Business, and (iii) to preserve all trademarks, trade names, logos and copyrights and related registrations of the Business;

                   (d) Transferor shall not (i) enter into or renew any agreement, commitment or lease which, if entered into prior to the date of this agreement, would have been required to be included in schedule 4.8, (ii) cause or take any action to allow any lease, agreement or commitment relating to the Business to lapse (other than in accordance with its terms), to be modified in any material adverse respect, or otherwise to become impaired in any manner,
(iii) amend, terminate,
cancel or compromise any material claim relating to the Business, or waive or allow to lapse or terminate any other rights of substantial value to the Business, or (iv) make or commit to make any capital expenditures which, individually or in the aggregate, involve payments in excess of $50,000;

                   (e) except in the ordinary course and substantially consistent with past practice, Transferor shall not (i) enter into any transaction or voluntarily incur any liability or obligation that is material to the Business or (ii) sell or transfer any of the assets used in the Business, other than assets that have worn out or been replaced with other assets (other than Excluded Assets) of equal or greater value or assets that are no longer needed in the operation of the Business;

                   (f) Transferor shall not make any material change in the manner in which the Business is operated or the accounting principles or practices employed in connection with the Business;

                   (g) Transferor shall duly comply, in all material respects, with all laws, ordinances, orders, injunctions and decrees applicable to the operation of the Business;

                   (h) Transferor shall maintain all of the tangible assets used in the Business in customary repair, maintenance and condition, except to the extent of normal wear and tear, and Transferor shall replace any items of equipment at time intervals consistent with past practices;

                   (i) Transferor shall maintain insurance on the tangible assets used in the Business and on the Business in accordance with past practices;

                   (j) Transferor shall not take any action to accelerate collection of accounts receivable or to defer payment of liabilities, except in the ordinary course consistent with past practices; and

                   (k) Transferor may make cash distributions to its Stockholders provided such distributions do not result, as of the closing, in current liabilities exceeding current assets.

              6.3 Other Action. No party to this agreement shall take any action that would result in any of its representations and warranties not being true as of the Closing Date. Each of the parties to this agreement shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the parties to consummate the transactions under this agreement.

              6.4 Consents. Transferor and the Stockholders shall use their best efforts to obtain at the earliest practicable date, in form and substance reasonably satisfactory to TISH, all consents and approvals required to assign to TISH the rights of Transferor under any agreement, commitment or order that requires consent to assignment (including, but not limited to, those set forth on schedule 4.3), without any condition adverse to TISH or the operation of the Business after the Closing Date, but if any consent is not obtained (and, accordingly, pursuant to section 1.2 is excluded from the sale pursuant to this agreement), Transferor and the Stockholders shall use their best efforts to keep the agreement in effect and to give TISH the benefit of the agreement to the same extent as if it had been assigned to TISH, and TISH shall perform the obligations under the agreement relating to the benefit obtained by TISH. Nothing in this agreement shall be construed as an attempt to assign any agreement or other instrument that by its terms is nonassignable without the consent of the other party.

              6.5 Expenses. TISH and Transferor shall bear their own respective expenses incurred in connection with this agreement and in connection with all obligations required to be performed by each of them under this agreement.

              6.6 Sales Taxes. Transferor shall pay any sales or transfer taxes payable in connection with the sale of the Assets pursuant to this agreement.

              6.7 Covenants Against Competition, Solicitation and Disclosure.

                   (a) To accord to TISH the full value of its acquisition, during the Noncompete Term, as defined below, Transferor and the Stockholders shall not, directly or indirectly, engage, or be interested in (as owner, stockholder, partner, member, manager, lender, agent or otherwise) or provide any services to any business or entity that engages, anywhere in the United States, in the operation of pre-employment investigation and screening services, except pursuant to any employment, consulting or transition services agreements entered into between the Stockholders and TISH.

                   (b) During the Noncompete Term, Transferor and the Stockholders shall not, directly or indirectly, employ or solicit for employment or consulting, on its own behalf or on behalf of any other person or entity, or otherwise encourage the resignation of, any employee of Transferor who provided substantial services to the Business at any time during the one year period ending on the Closing Date.

                   (c) Transferor and the Stockholders shall not at any time hereafter disclose to anyone, or use in competition with the Business, any information relating to the Business, which is known or becomes known to Transferor or the Stockholders, including, without limitation, trade secrets, know-how, financial statements and data, contracts (whether oral or written), customer and advertiser lists, rate schedules, pricing policies, marketing plans and strategies, and business acquisition plans ("Confidential Information")[and shall not provide to anyone in competition with the Business any information derived from Transferor's operation of the Excluded Business]. Confidential Information shall not include information which Transferor or the Stockholders can demonstrate has become generally available to the public other than as a result of a disclosure by Transferor or the Stockholders.

                   (d) Transferor and the Stockholders acknowledge that the remedy at law for breach of the provisions of this section 6.7 will be inadequate and that, in addition to any other remedy TISH may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages. If any court construes any covenant in this section 6.7 to be unenforceable in any respect, the court may reduce the duration or area to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforceable.

                   (e) "Noncompete Term" shall mean the later of the three year period after the Closing Date or, with respect to each Stockholder, the three year period after the termination of such Stockholder's employment with TISH pursuant to an employment agreement referred to in section 6.9.

              6.8 Stockholders' Agreement. At the closing, TISH, TOIC and the Stockholders shall execute and deliver a stockholders' agreement in the form of exhibit VII.

              6.9 Employment Agreements. At the closing, TISH and the Stockholders shall execute and deliver employment agreements in the form of exhibit VIII.

              6.10 Escrow Agreement. At the closing, TISH and the Stockholders shall execute and deliver the Escrow Agreement.

              6.11 Transfer of TISI. Simultaneously or prior to the closing, TOIC shall transfer all of the outstanding shares of TISI to TISH and ensure the completion of all the actions and transactions described in schedule 6.11.

              [6.12 License. Transferor and the Stockholders hereby agree to provide to TISH periodically (but in no event less frequently than monthly) all incident or theft information arising in connection with the Excluded Business (the "Licensed Data") and hereby grant to TISH a perpetual, non-exclusive, royalty free, worldwide license to use the Licensed Data in connection with the Business, but only to the extent that Transferor and/or the Stockholders have the right to so license all or a portion of the Licensed Data. During the Noncompete Term, Transferor and the Stockholders agree not to use, or license to any other party to use, the Licensed Data to a third party in connection with any business competitive with the Business. Transferor and the Stockholders will use commercially reasonable efforts to obtain the consent of the owner of any Licensed Data (to the extent Transferor or the Stockholders are not the owner) to allow such data to be licensed to TISH pursuant hereto.]

              6.13 Interim Financial Statements. Transferor shall promptly (but, in any event, not later than the date such statements customarily are completed by Transferor) deliver to TISH copies of any monthly or quarterly financial statements or other reports relating to the Business that may be prepared by Transferor during the period from the date of this agreement to the Closing Date. All such financial statements shall be prepared from the books and records of the Business and shall show all income and expenses attributable to the Business and shall fairly present the financial position and results of operations of the Business as of and for the periods indicated. Transferor shall also furnish to TISH any other information concerning the financial and operating condition of the Business as TISH from time to time reasonably may request.

              6.14 Further Assurances. At any time and from time to time after the Closing Date each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the transfer of the operations, rights and assets and assumption of liabilities contemplated by this agreement.

              6.15 Post-Closing Services. For a period of [six] months after the closing, each of the Stockholders who is not otherwise entering into employment or consulting agreements with TISH at the closing agrees to continue to work for the Business on a basis and in a manner consistent with past practices with respect to that Stockholder, in order to transfer the Business to TISH (without any obligation to incur expenses), subject to the supervision and instructions of the officers of TISH, and such Stockholders shall receive the same salary and benefits as they had received immediately prior to the date of this agreement [as described on schedule 6.15]. During such period, the Stockholders who are entering into employment or consulting agreements with TISH at the closing agree to comply with the provisions of such employment and consulting agreements. At TISH's option, the Stockholders' services under this agreement may be terminated at any time on 5 business days' prior notice, subject, however, to the terms of any employment or consulting agreements.

         7. Conditions to Closing.

              7.1 Conditions Precedent to Obligations of TISH and TOIC. TISH's and TOIC's obligation to consummate the transactions under this agreement is subject to the fulfillment, prior to or at the closing, of each of the following conditions (any or all of which may be waived by TISH and TOIC):

                   (a) all representations and warranties of Transferor and the Stockholders to TISH and TOIC shall be true and correct in every material respect as of the time of the closing, with the same effect as though those representations and warranties had been made again at and as of that time;

                   (b) Transferor and the Stockholders shall have performed and complied with all obligations and covenants required by this agreement to be performed or complied with by them prior to or at the closing;

                   (c) TISH and TOIC shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to TISH) executed by an officer of Transferor, certifying to the fulfillment of the conditions specified in sections 7.1(a) and 7.1(b);

                   (d) the transactions contemplated by each Affiliate Acquisition Agreement shall be consummated at the closing;

                   (e) TISH and TOIC shall have been furnished with an opinion of Jenner & Block, counsel to Transferor and the Stockholders, in the form of exhibit IX;

                   (f) Transferor and the Stockholders shall have duly received, without any condition adverse to the Business, TISH or TOIC, all consents and approvals listed on schedule 4.3, each in form and substance reasonably satisfactory to TISH ;

                   (g) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions pursuant to this agreement; and

                   (h) Transferor or the Stockholders, as the case may be, shall have duly executed and delivered to TISH the agreements referred to in sections 2.1(a) (Escrow Agreement), 6.8 (stockholders' agreement) and 6.9 (employment agreements), and such agreements shall be in full force and effect;

                   (i) Merchants Security Exchange ("MSE") shall have duly authorized the sale by United States Mutual Association, Inc. contemplated by the Affiliate Acquisition Agreement relating thereto; and

                   (j) MSE and TISH shall have entered into a services agreement on terms acceptable to TISH .

              7.2 Conditions Precedent to Obligations of Transferor and the Stockholders. Transferor's and the Stockholders' obligations to consummate the transactions under this agreement is subject to the fulfillment, prior to or at the closing, of each of the following conditions (any or all of which may be waived by Transferor or the Stockholders):

                   (a) all representations and warranties of TISH and TOIC shall be true and correct in every material respect as of the time of the closing, with the same effect as though those representations and warranties had been made again at and as of that time;

                   (b) TISH and TOIC shall have performed and complied with all obligations and covenants required by this agreement to be performed or complied with by them prior to or at the closing;

                   (c) Transferor and the Stockholders shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Transferor or the Stockholders) executed by an officer of TISH , certifying to the fulfillment of the conditions specified in sections 7.2(a) and 7.2(b);

                   (d) the transactions contemplated by each Affiliate Acquisition Agreement shall be consummated at the closing;

                   (e) Transferor and the Stockholders shall have been furnished with an opinion of Brian A. Meyer, Esq., general counsel to TISH , in the form of exhibit X;

                   (f) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions pursuant to this agreement;

                   (g) TISH or TISI shall have duly executed and delivered to Transferor or the Stockholders, as the case may be, the agreements referred to in section 7.1(h);

                   (h) the conditions set forth in sections 7.1(i) and 7.1(j) shall be fulfilled; and

                   (i) the other transactions set forth on schedule 6.11 have been completed.

         8. Documents to be Delivered at Closing.

              8.1 Documents to Be Delivered by Transferor and the Stockholders. At the closing, Transferor and the Stockholders shall deliver to TISH the following:

                   (a) such bills of sale, assignments or other instruments of transfer and assignment as shall be effective to vest in TISH title (in accordance with section 4.4) to the assets being sold and assigned under this agreement;

                   (b) a copy of resolutions of the board of directors of Transferor authorizing the execution, delivery and performance of this agreement by Transferor, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                   (c) the certificate referred to in section 7.1(c);

                   (d) the opinion referred to in section 7.1(e); and

                   (e) the agreements referred to in sections 2.1(a), 6.8 and 6.9.

              8.2 Documents To Be Delivered by TISH. At the closing, TISH shall deliver to Transferor and the Stockholders the following:

                   (a) the wire transfer of funds referred to in section 2.1;

                   (b) certificates representing the number of shares of Class B Non-Voting Common Stock and Class C Non-Voting Common Stock of TISH referred to in section 2.1.

                   (c) instruments pursuant to which TISH assumes the obligations and liabilities to be assumed by it under section 2.1(c);

                   (d) a copy of resolutions of the board of directors of TISH and TOIC authorizing the execution, delivery and performance of this agreement by TISH and TOIC, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                   (e) the certificate referred to in section 7.2(c);

                   (f) the opinion referred to in section 7.2(e); and

                   (g) the agreements referred to in section 2.1(a), 6.8 and 6.9.

         9. Survival of Representations and Warranties; Indemnification.

              9.1 Survival.

                   (a) All representations, warranties and agreements by Transferor and the Stockholders shall survive the closing (but only for the respective periods set forth in section 9.3 below) notwithstanding any investigation at any time by or on behalf of TISH or TOIC, and shall not be considered waived by TISH's or TOIC's consummation of the acquisition contemplated by this agreement with knowledge of any breach or misrepresentation by Transferor and the Stockholders.

                   (b) All representations, warranties and agreements by TISH and TOIC shall survive the closing (but only for the respective periods set forth in section 9.3 below) notwithstanding any investigation at any time by or on behalf of Transferor and the Stockholders, and shall not be considered waived by Transferor's and the Stockholders' consummation of the acquisition contemplated by this agreement with knowledge of any breach or misrepresentation by TISH or TOIC.

              9.2 Indemnification; Exclusive Remedy.

                   (a) Subject to the other sections of this Article 9, Transferor and the Stockholders shall, jointly and severally, indemnify and hold harmless TISH and TOIC against all loss, liability, damage or expense (including reasonable fees and expenses of counsel, whether involving a third party or between the parties to this agreement) TISH or TOIC may suffer, sustain or become subject to as a result of (i) any breach of any warranty of Transferor and the Stockholders contained in this agreement, or any misrepresentation by Transferor and the Stockholders (determined without regard to any materiality, material adverse effect or knowledge qualifiers), or any claim by a third party which, without regard to the merits of the claim, would constitute such a breach or misrepresentation, (ii) any breach of any covenant or other agreement of Transferor or the Stockholders contained in this agreement or any claim by a third party which, without regard to the merits of the claim, would constitute such a breach, (iii) Transferor's or the Stockholders' failure to pay, perform or discharge when due any of Transferor's and the Stockholders' obligations, liabilities, agreements or commitments not expressly assumed by TISH as an Assumed Liability pursuant to this agreement (including, but not limited to, any liability with respect to any claim, litigation or proceeding arising out of the operation of the Business prior to the Closing Date which was not disclosed on a schedule to this agreement), (iv) any claims made by MSE or any person claiming to have an interest in the capital stock or assets of Transferor arising out of the transactions contemplated by this agreement (but not any claims relating to any business or other relationship between MSE and TISH or TOIC or any of their affiliates, which are unrelated to the transactions contemplated by this agreement)[, or (v) any claims or liabilities with respect to the Excluded Business].

                   (b) Subject to the other sections of this Article 9, TISH and TOIC shall, joint and severally, indemnify and hold harmless Transferor and the Stockholders against all loss, liability, damage or expense (including reasonable fees and expenses of counsel, whether involving a third party or between the parties to this agreement) Transferor and the Stockholders may suffer, sustain or become subject to as a result of (i) any breach of any warranty contained in this agreement or any misrepresentation by TISH or TOIC, or any claim by a third party which, without regard to the merits of the claim, would constitute such a breach or misrepresentation, (ii) any breach of covenant or other agreement contained in this agreement by TISH or TOIC, or any claim by a third party which, without regard to the merits of the claim, would constitute such a breach or (iii) TISH's failure to pay, perform and discharge when due any of the Assumed Liabilities.

                   (c) Except for the ability to seek injunctive or similar equitable relief to enforce affirmative covenants, the remedy of TISH, TOIC and their affiliates against the Stockholders and Transferor pursuant to this agreement, any documents or instruments pursuant to this agreement, or at law, equity or otherwise, is limited solely to the indemnification provided in this section 9 and is the only remedy of any of them against the Stockholders or Transferor, and TISH and TOIC, for themselves and their affiliates, hereby expressly waive all rights and remedies whatsoever, whether by statute, rule, regulation, in tort or otherwise, against the Stockholders except for the right of indemnification under this section 9.2, provided that the foregoing shall not apply to (x) claims of fraud, (y) the covenants set forth in sections 6.7, 6.12,
6.14 and 6.15 and (z) the employment and consulting agreements. TISH and TOIC, for themselves and their affiliates, acknowledge that (i) neither the Transferor nor the Stockholders have made any representations or warranties other than as expressly set forth in section 4 hereof, (ii) TISH, TOIC and their affiliates have made their own independent examination, investigation, analysis and evaluation of Transferor and the Stockholders and have undertaken such due diligence as they have deemed adequate, which examination, investigation, analysis, evaluation and due diligence shall not limit or diminish in any manner the representations and warranties and obligations of Transferor and the Stockholders under this agreement, and (iii) damages of TISH, TOIC and their affiliates, if any, may be greater than the funds in escrow pursuant to the Escrow Agreement.

                   (d) Transferor and the Stockholders acknowledge that (i) neither TISH nor TOIC have made any representations or warranties other than as expressly set forth in section 5 hereof, and (ii) Transferor and the Stockholders have made their own independent examination, investigation, analysis and evaluation of TISH and TOIC and have undertaken such due diligence as they have deemed adequate, which examination, investigation, analysis, evaluation and due diligence shall not limit or diminish in any manner the representations and warranties and obligations of TISH and TOIC under this agreement.

              9.3 Notices of Claims. No party shall be liable for misrepresentation or breach of warranty except to the extent that notice of a claim is given by another party in writing on or prior to April 30, 2001, except that, (a) for misrepresentation or breach of warranty under sections 4.2, 4.4(a) and 4.15 notice of a claim must be given in writing to Transferor or the Stockholders within ten (10) years after the Closing Date, (b) with respect to misrepresentation or breach of warranty relating to taxes and ERISA, notice of a claim must be given in writing to Transferor or the Stockholders no later than three months after the expiration of the statute of limitation applicable to the tax involved, (c) with respect to misrepresentation or breach of warranty under section 4.13, notice of a claim must be given in writing to Transferor within six years after the Closing Date, and (d) for misrepresentation or breach of warranty under sections 5.2, 5.4 and 5.5(e) notice of a claim must be given in writing to TISH or TOIC within ten (10) years after the Closing Date. Prompt written notice upon assertion of a claim that may be indemnified must be given to the party liable for misrepresentation or breach of warranty, but the failure to provide such notice shall not relieve or otherwise affect the obligation of the party liable to provide indemnification hereunder, except to the extent that any Losses (as hereinafter defined) directly resulted from or were caused by such failure.

              9.4 Basket. Neither Transferor or the Stockholders nor TISH shall be liable for misrepresentation or breach of warranty under this agreement unless and until the aggregate amount of losses, liabilities, damages and expenses incurred by an indemnified party ("Losses") as a result of all misrepresentations and breaches of warranty under this agreement, together with all such Losses incurred by such party or its affiliates under the Affiliate Acquisition Agreements, exceeds $75,000 in the aggregate (in which event it shall be liable for the full amount of all Losses). No claim shall be asserted by a party against another party unless such claim, when aggregated with other claims asserted at the same time, involve at least $10,000 of claimed Losses. This provision shall not apply to any misrepresentation or breach of warranty under sections 4.4(a), 4.18, 5.5(e) or to claims asserted under sections 9.2(a)(ii), (iii), (iv) or (v) or 9.2(b)(ii) or (iii). In calculating the amount of the loss, liability, damage or exposure to TISH or Transferor for misrepresentation or breach of warranty by the other which is indemnified under section 9.2, all materiality, material adverse effect and knowledge qualifiers set forth in a representation or warranty that has been misrepresented or breached shall be disregarded.

              9.5 Cap on Liability. Notwithstanding anything to the contrary in this agreement, the aggregate liability of Transferor, the Stockholders and the Affiliates to TISH for misrepresentation or breach of warranty under this agreement and the Affiliate Acquisition Agreements shall be limited to $3,000,000 ("Cap"); provided that such Cap shall not apply to breach of sections 4.2, 4.4(a), 4.18 nor to any claim asserted under section 9.2(a)(ii), (iii),
(iv) or (v) or to breach of, or any claim asserted under, the comparable provisions of the Affiliate Acquisition Agreements. All claims shall be first asserted against any amounts held in escrow pursuant to the Escrow Agreement (the "Escrow"), and any claims to which the Cap applies may only be asserted against funds held in the Escrow, there being no recourse against the Stockholders directly for such claims, except that in the event that any amounts held in the

Escrow are reduced or reserved against to pay Non-Cap Claims (as defined below), the Stockholders shall be jointly and severally liable for claims to which the Cap applies up to the amount that was paid or reserved against in connection with the Non-Cap Claims. "Non-Cap Claims" shall mean claims for indemnification under this agreement and the Affiliate Acquisition Agreements that are not subject to the Cap.

              9.6 Third Party Claims.

                   (a) If any party entitled to be indemnified pursuant to
section 9.2 (an "Indemnified Party") receives notice of the assertion by any third party or any claim or of the commencement by any such third person of any action (any such claim or action, an "Indemnifiable Claim") with respect to which another party hereto (an "Indemnifying Party") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Losses directly resulted from or were caused by such failure.

                   (b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

                   (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

         10. Miscellaneous.

              10.1 Entire Agreement. This agreement (including the exhibits and schedules hereto, which shall be deemed an integral part of this agreement) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters (including, but not limited to, the letter of intent dated August 9, 1999), and cannot be changed or terminated orally.

              10.2 Governing Law. This agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

              10.3 Headings. The section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

              10.4 Notices. All notices and other communications under this agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested or faxed to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

              (a)  If to Transferor and the Stockholders, addressed to them at:

                   -------------------------------------

                   -------------------------------------

                   -------------------------------------
                   Attention:
                             ---------------------------
                   Fax Number:
                              --------------------------

                   with a copy to:

                   -------------------------------------

                   -------------------------------------

                   -------------------------------------
                   Attention:
                             ---------------------------
                   Fax Number:
                              --------------------------


              (b)  If to TISH or TOIC, addressed to it at:
                   The Official Information Company
                   250 West 57th Street,
                   Suite 2421
                   New York, New York  10019
                   Attention:
                   Fax Number: (212) 247-0026
                   with a copy to:
                   Steven L. Kirshenbaum, Esq.
                   Proskauer Rose LLP
                   1585 Broadway
                   New York, New York  10036
                   Fax Number: (212) 969-2900

              10.5 Separability. If any provision of this agreement is held to be invalid or unenforceable, the balance of this agreement shall remain in effect.

              10.6 Waiver. Any party may waive compliance by another with any of the provisions of this agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and must be signed by the party waiving the provision.

              10.7 Assignment. TISH may assign its rights under this agreement simultaneously with or after the closing to any subsidiary or affiliate of TISH that has assumed (in a writing reasonably satisfactory in form and substance to Transferor or the Stockholders) TISH's obligations under this agreement, but no such assignment shall relieve TISH of its obligations under this agreement. TISH may designate any subsidiary or other affiliate to receive the Assets and assume the Assumed Liabilities at the closing hereunder; provided that no such designation shall relieve TISH of its obligations under this agreement. In addition, TISH, or any subsidiary or affiliate of TISH to whom this agreement has been assigned in whole or in part, may assign its rights under this agreement to its lenders. This agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

              10.8 Arbitration.

                   (a) Any dispute or controversy arising under or in connection with this agreement other than under the provisions of section 2.3(b), shall be settled exclusively by arbitration to be held in the City of Chicago in accordance with the rules of the American Arbitration Association then in effect; provided that any claim of breach with regard to section 6.7 may, at the option of TISH, be enforced in court. The arbitral tribunal shall be composed of three arbitrators, one of which shall be appointed by TISH, one of which shall be appointed by Transferor and one of which shall be appointed by the arbitrators appointed by TISH and Transferor. As part of their award, the arbitrators shall make a fair allocation between the parties of the fee and expenses of the American Arbitration Association and the cost of any transcript, taking into account the merits of their claims and defenses. Either party shall be entitled to the pre-trial discovery it would have been entitled to if the proceeding had been brought in a New York court under the Civil Practice Law and Rules. Judgment may be entered on the arbitrators' award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the Chicago courts for that purpose. The parties waive personal service in connection with any such arbitration; any process or other papers under this provision may be served by registered mail, return receipt requested, or by personal service, provided a reasonable time for appearance or response is allowed. The arbitrators may grant injunctive or other relief.

                   (b) The courts of the State of Illinois in Cook County and the United States District Court for the Northern District of Illinois shall have jurisdiction over the parties with respect to any dispute or controversy arising under or in connection with section 6.7 and, by execution and delivery of this agreement, each of the parties to this agreement submits to the jurisdiction of those courts, including but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with section 10.4) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with section 6.7. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this agreement.

              10.9 No Third Party Beneficiaries. This agreement does not create, and shall not be construed as creating, any rights in favor of any person not a party to this agreement.

              10.10 Publicity. Neither TISH nor Transferor, nor their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by law or the regulations or policies of any securities exchange, in which case the party required to make the release or statement shall allow the other party reasonable time to comment on such release or statement in advance of such issuance.

              10.11 Guarantee of TOIC. TOIC hereby guarantees the full and timely performance of all covenants and obligations of TISH hereunder.

              10.12 Counterparts. This agreement may be executed in counterparts, which together shall constitute the same instrument.

                                       TISI HOLDINGS, INC.

                                       By:
                                          ------------------------------
                                          Name:
                                          Title:

                                       THE OFFICIAL INFORMATION COMPANY

                                       By:
                                          ------------------------------
                                          Name:
                                          Title:

                                       [Transferor]

                                       By:
                                          ------------------------------
                                          Name:
                                          Title:

                                       ---------------------------------
                                       [Stockholder]

                                       ---------------------------------
                                       [Stockholder]